UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2005

WILLIAM LYON HOMES

(Exact name of registrant as specified in charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4490 Von Karman Avenue, Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 833-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 5, 2005, William Lyon Homes (the “Company”) notified the New York Stock Exchange (“NYSE”) that the Company is not in compliance with Sections 303A.01, 303A.04 and 303A.07(a) and (b) of the NYSE Listed Company Manual (the “Manual”) because of the director resignations described below. Section 303A.01 requires that a company listed on the NYSE have a majority of independent directors, Section 303A.04 requires that a company listed on the NYSE have a nominating/corporate governance committee that is composed entirely of independent directors, and Section 303A.07(a) and (b) require that the audit committee for a company listed on the NYSE have a minimum of three members and that all such members satisfy the requirements for independence set forth in Section 303A.02 of the Manual. The noncompliance resulted from the resignations from the Company’s Board of Directors (the “Board”), as described in Item 5.02 of this report, of General James E. Dalton and Messrs. William H. McFarland, Michael L. Meyer and Randolph W. Westerfield, who were members of the Special Committee (the “Special Committee”) formed to evaluate General Lyon’s going private proposal. As a result of these resignations, the Company does not have a majority of independent directors on the Board and does not have the requisite composition of the Nominating and Corporate Governance Committee and the Audit Committee.

The Board intends to act expeditiously to appoint new independent directors as promptly as practicable in order to bring the Company into compliance with the NYSE board and committee requirements so that the listing of the Company’s common stock will not be affected.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 1, 2005, General William Lyon, Chairman of the Board of Directors and Chief Executive Officer of the Company, received a letter from General James E. Dalton and Messrs. William H. McFarland, Michael L. Meyer and Randolph W. Westerfield in which such directors resigned from the Board effective August 5, 2005. On August 1, 2005, General Lyon also received a letter from General Dalton separately communicating his decision to retire from the Board.

At the time of their resignations, in addition to their prior service on the Special Committee, Messrs. McFarland, Meyer and Westerfield were members of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees and General Dalton was a member of the Board’s Audit and Compensation Committees.

In the letter from the members of the Special Committee, the resigning directors stated that they wished to correct certain statements made in General Lyon’s July 25, 2005 press release, clarify their position on the events that transpired with respect to General Lyon’s intentions to take the Company private and express their concerns with the comments made about the Special Committee’s process. General Lyon’s July 25, 2005 press release was included as Exhibit 7.2 to Amendment No. 18 to his Schedule 13D filed with the Securities and Exchange Commission on July 27, 2005. The resigning directors said they

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disagreed with General Lyon’s statement that the Special Committee restricted its investment banking firm from engaging in any meaningful dialogue. The resigning directors stated that the Special Committee worked diligently to perform its responsibilities to the Company’s minority shareholders. The resigning directors also expressed concerns about the telephonic Board meeting on July 25, 2005 at which the Special Committee was disbanded. General Dalton made similar comments in his separate letter to General Lyon. The full text of these letters are filed herewith as Exhibits 17.1 and 17.2.

In the Company’s press release announcing the resignation of General Dalton and Messrs. McFarland, Meyer and Westerfield, General Lyon stated, “In expressing my concern that I was unable to precipitate a dialogue with the Special Committee relative to my recent offer, I did not mean to imply in any way that the members of the Special Committee did not act in good faith in what they believed was in the best interests of shareholders. General Dalton and Messrs. McFarland, Meyer and Westerfield have served the Company and its shareholders well for many years. I thank them for their service and wish them the best.” A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Exhibits

17.1	Letter dated July 29, 2005 from the members of the Special Committee to General William Lyon.

17.2	Letter dated July 29, 2005 from General James E. Dalton to General William Lyon.

99.1	Press release issued by the Company on August 5, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAM LYON HOMES

Dated August 5, 2005

	By:	/s/ Michael D. Grubbs
Michael D. Grubbs Senior Vice President, Chief Financial Officer and Treasurer

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EXHIBIT INDEX

Exhibit	Description
17.1	Letter dated July 29, 2005 from the members of the Special Committee to General William Lyon.

17.2	Letter dated July 29, 2005 from General James E. Dalton to General William Lyon.

99.1	Press release issued by the Company on August 5, 2005.

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